UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

April 3, 2003
(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter) Commission file number 1-8957

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 431-7040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure
Signature

ITEM 9. Regulation FD Disclosure

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as “will,” “should,” “the Company believes,” “we expect” or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

Regulation FD Disclosure

First Quarter 2003 Estimates

	Forecast	Change
	Q1	Yr/Yr

Alaska Airlines
Capacity (ASMs in millions)	4,709	5.4%
Traffic (RPM’s in millions)	3,143	5.5%
Passenger load factor	66.7%	0.0pts
Fuel gallons (000,000)	78.2	4.3%
Cost per ASM excluding fuel (cents)	8.9	0.2%

Alaska Airlines’ March traffic decreased 0.4 percent to 1.153 billion revenue passenger miles (RPMs) from 1.158 billion flown a year earlier. Capacity during March was 1.651 billion available seat miles (ASMs), 1.7 percent higher than the 1.623 billion in March 2002. The passenger load factor (the percentage of available seats occupied by fare paying passengers) for March 2003 was 69.9 percent, compared to 71.4 percent in March 2002. The airline carried 1,187,600 passengers compared to 1,232,000 in March 2002.

     For February 2003, revenue per available seat mile (RASM) increased by 0.8% as compared to February 2002. For January 2003, RASM decreased by 4.4% as compared to January 2002.

Horizon Air
Capacity (ASMs in millions)	616	15.9%
Traffic (RPMs in millions)	357	8.6%
Passenger load factor	58.1%	(3.9pts)
Fuel gallons (000,000)	13.1	6.5%
Cost per ASM excluding fuel (cents)	16.0	(9.6%)

Horizon Air’s March traffic increased 4.6 percent to 129.9 million RPMs from 124.2 million flown a year earlier. Capacity for March was 215.7 million ASMs, 15.0 percent higher than last year’s 187.6 million. The passenger load factor for March 2003 was 60.2 percent, compared to 66.2 percent last March. The airline carried 388,600 passengers compared to 406,000 in March 2002.

For February 2003, RASM decreased by 3.3% as compared to February 2002. For January 2003, RASM decreasd by 8.6% as compared to January 2002.

Capacity Estimates for 2003

Provided below are capacity (ASMs in millions) for the full year of 2003:

Alaska Airlines capacity	20,694	6.9%
Horizon Air capacity	2,611	7.6%

Other Financial Information

Cash and Short-Term Investments

Cash and short-term investments amounted to approximately $615 million at March 31, 2003 compared to $547 million at February 28, 2003. The increase of $68 million is principally due to the closing of a private offering of floating rate senior convertible notes due 2023 (net proceeds totaling $123.2 million), offset by cash outflows for the delivery of one B737-700 aircraft and debt payments of $26.2 million.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per Gallon	% Change from Prior Year

Alaska:
January	92.7 cents	27.3%
February	99.1 cents	40.4%
March preliminary	105.3 cents	37.1%
Horizon:
January	94.7 cents	25.4%
February	101.9 cents	33.7%
March preliminary	107.1 cents	34.4%

Current fuel hedge positions for Alaska and Horizon are as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel

January – December 2003	35%	$22

Operating Fleet Plan

Provided below are estimated changes in the Alaska and Horizon fleets for 2003:

			Estimated
		On Hand	Change
	Seats	YE 2002	2003

Alaska Airlines
B737-200C	111	9
B737-400	138	40
B737-700	120	16	6
B737-900	172	6	5
MD-80	140	31	(4)

Total		102	7

Horizon Air
Dash 8-100/200	37	28
Dash 8-400	70	15
F-28	69	4	(4)
CRJ 700	70	16	2

Total		63	(2)

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC. Registrant

Date: April 3, 2003

Terri K. Maupin Staff Vice President/Finance and Controller

Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer